EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into effective as of April 8, 2019 between Richard Hague (“Executive”) and PolarityTE, Inc., a Delaware corporation (the “Company”).

RECITALS:

The Company desires to employ Executive as the Chief Operating Officer of the Company, and Executive desires to be so employed by the Company on the terms and subject to the conditions provided below.

A G R E E M E N T S:

In consideration of the covenants set forth in this Agreement, the parties agree as follows:

1. Employment. The Company hereby employs Executive, and Executive agrees to serve, as the Chief Operating Officer of the Company pursuant to the terms and conditions of this Agreement.

2. Duties. During the Employment Term (as herein defined), Executive shall perform such services as are commensurate with Executive’s position as the Chief Operating Officer of the Company, including such duties and responsibilities as may from time to time be assigned to Executive by the Chief Executive Officer of the Company (the “CEO”). Executive shall report to the CEO or otherwise as determined by the board of directors of the Company (the “Board”) from time to time. Executive shall (i) faithfully, diligently and competently perform such services; and (ii) devote Executive’s full business time and attention to the affairs of the Company.

3. No Other Employment. While employed by the Company, Executive shall not, directly or indirectly, render services to any other Person (as herein defined) without the prior approval of the CEO. Without the explicit written permission of the Company, Executive may not serve, or continue to serve, on the board of directors (or other equivalent governing body) of, or hold any other offices or positions in or with, other business organizations, or engage in other employment or business activity. Nothing in this Agreement shall restrict Executive from providing (or require Executive to obtain approval for) inconsequential services without compensation in connection with civic or charitable activities or the management of Executive’s personal investments, provided in each case that such services do not violate any of the provisions of any agreement between the Company and Executive and do not interfere with Executive’s duties under this Agreement. “Person” means any natural person, corporation, partnership, limited liability company, trust, estate, association, governmental authority or other entity of any kind.

4. Employment Term. The period during which Executive is employed under this Agreement shall begin on the date of this Agreement and end on April 8, 2020 (the “Initial Employment Term”), unless terminated sooner as provided herein. The Initial Employment Term shall be automatically extended for successive one-year periods unless either party provides prior written notification to the contrary at least thirty days prior to the end of the Initial Employment Term or any renewal term (the Initial Employment Term and any renewal term(s) shall collectively be referred to as the “Employment Term”). If, following the Employment Term, Executive remains employed by the Company as an at-will employee without a written employment agreement, the provisions of Sections 3 and 9 hereof shall remain in effect throughout such period of at-will employment and (to the extent provided therein) after employment.

5. Compensation. All compensation shall be paid through the payroll service established by the Company, and all tax withholding and other benefits shall similarly be managed through the payroll and benefits services established by the Company.

(a) Base Salary. During the Employment Term, the Company shall pay to Executive a salary (“Base Salary”), which shall initially be at a rate of $370,000 per annum (prorated for any partial year or pay period) and shall be increased (but may not be decreased) on each anniversary of the date hereof during the Employment Term by a percentage equal to the greater of (i) a percentage increase determined by the Board, or (ii) a percentage increase (if any) of the Consumer Price Index for All Urban Consumers (the “CPI Index”), as determined by the U.S. Department of Labor Bureau of Labor Statistics for the most recently ended 12-month period available prior to the anniversary date of the year in which the increase in Base Salary is being calculated over the CPI Index for the 12-month period ended as of the same time in the prior calendar year. The Base Salary shall be payable in accordance with the Company’s ordinary payroll practices, but in no event less frequently than monthly.

(b) Bonus. During the Term, in addition to the base salary specified in Section 5(a), Executive shall be eligible to receive an annual bonus in an amount determined at the sole discretion of the Board, with a target of 50% of the Base Salary. In addition, Executive shall be entitled to a signing bonus of $30,000, to be paid in two installments: one payment of $15,000 on the Effective Date, and a second payment of $15,000 on September 1, 2019 subject to continued employment on that date. Finally, Executive shall be entitled to reimbursement for certain relocation expenses pursuant to Company policies.

(c) Equity Compensation. During the Term, in addition to the base salary specified in Section 5(a), Executive shall be eligible to receive equity compensation in such form and amount determined at the sole discretion of the Board. Subject to approval by the Board of Directors, as of the Effective Date, the Company grants to the Executive as compensation for service to the Company equity awards under the Company’s 2019 Equity Incentive Plan consisting of 35,000 Restricted Stock Units (“RSUs”) and 10-year options to purchase 65,000 shares of common stock (“Options”) at the fair market value thereof on the Effective Date (as determined under the 2019 Equity Incentive Plan). The RSUs and Options shall be governed by ancillary agreements between the Company and Executive.

(d) Treatment of Base Salary, Bonus, and Equity Compensation. All payments (excluding payments made pursuant to Section 7 below) made to Executive pursuant to this Agreement (whether during Executive’s employment or thereafter) shall be treated as wages for withholding and employment tax purposes as provided by law.

6. Benefits.

(a) During the Employment Term, Executive shall be entitled to participate in such employee benefit plans and programs as are maintained from time to time for salaried employees of the Company, to the extent that Executive’s position, tenure, compensation, age, health and other qualifications make Executive (and Executive’s dependents) eligible to participate. The Company shall not be obligated to adopt or continue any particular plan or program during the Employment Term, and Executive’s (and Executive’s dependents’) participation in any such plan or program shall be subject to the provisions, rules, regulations, and laws applicable thereto.

(b) During the Employment Term, Executive shall be entitled to 20 days paid time off per year (prorated for partial years), to be taken at times mutually acceptable to Executive and the Company, and to such paid holidays as are observed by the Company from time to time. No portion of paid time off (prorated for partial years) that is not used in a year may be carried over to the subsequent year. For purposes of this Section 6(b), “year” means the 12-month period the Company uses administratively for purposes of vacation records.

7. Reimbursement of Expenses. Executive shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket business expenses that Executive incurs in connection with performing Executive’s duties under this Agreement, including reasonable travel and meal expenses. The reimbursement of all such expenses shall be made in accordance with the Company’s customary practices and policies (including presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses).

8. Termination.

(a) Definitions. “Cause” means any of the following, as determined by the Board in its reasonable judgment: (i) the commission by Executive of any felony (or any crime involving fraud or moral turpitude or otherwise having a material adverse effect on the Company or any of its affiliates); (ii) theft, conversion, embezzlement or misappropriation by Executive of funds or other assets of the Company or any of its affiliates or any other act involving fraud or dishonesty with respect to the Company (including acceptance of any bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent or unlawful misconduct by Executive which causes harm to the Company or its affiliates or exposes the Company or its affiliates to a substantial risk of harm; (iv) the violation by Executive of any law regarding employment discrimination or sexual harassment as reasonably determined by the Board after a reasonable investigation into any allegation, charge or lawsuit (and not merely based solely on the existence of such allegation, charge or lawsuit); (v) the failure by Executive to comply with any material policy generally applicable to Company employees; (vi) Executive’s repeated failure to follow the reasonable directives of the CEO; (vii) the failure to devote full business time to the Company’s affairs; (viii) any other material breach by Executive of this Agreement or any other agreement (including, without limitation, the Proprietary Information, Invention Assignment, and Restrictive Covenant Agreement) or policy relating to employment with the Company or any of its affiliates to which Executive is a party or bound (including the failure by Executive to devote adequate on-site time at the Company’s principal offices); or (ix) the Company’s discovery that, prior to Executive’s employment, Executive engaged in any conduct prohibited by clauses (i) through (iv) immediately above. “Disability” means the determination by the CEO (in its sole and absolute discretion) that Executive is unable to perform Executive’s duties in a manner consistent with the terms hereof. “Termination Date” means the date on which Executive’s employment with the Company ends for any reason, including termination by the Company, resignation, Disability, or death.

(b) Termination. Executive may resign from employment with the Company at any time upon thirty days’ prior written notice to the Company. The Company may terminate Executive’s employment at any time (for any reason or no reason) immediately upon notice to Executive. Executive’s employment shall terminate automatically upon Executive’s death or Disability.

(c) Compensation Upon Termination.

(i) If Executive’s employment with the Company ends for any reason, then Executive shall be entitled to: (1) Executive’s Base Salary through the Termination Date; (2) any Bonus payable to Executive under Section 5(b) of this Agreement; (3) benefits (including accrued vacation) as provided in Section 6 through the Termination Date; and (4) reimbursement of expenses incurred by Executive through the Termination Date as provided in Section 7.

(ii) If the Company terminates Executive’s employment without Cause, then, in addition to the compensation described in Section 8(c)(i), the Company shall continue to pay Executive’s Base Salary for the period starting on the first day after the Termination Date and ending nine months after the Termination Date.

(iii) The payments described in the preceding sentences are referred to in this Agreement as the “Severance Payments,” and the applicable period of time in which the Severance Payments are to be paid is referred to in this Agreement as the “Severance Period.” All Severance Payments shall be payable in accordance with the Company’s ordinary payroll practices, but in no event less frequently than monthly. Notwithstanding any provision to the contrary herein, and without limitation of any remedies to which the Company may be entitled (including under this Agreement or applicable law) and except for termination by reason of Executive’s death: (1) the Company shall not be required to make any Severance Payments unless and until Executive signs and delivers to the Company a Release and the statutory period (if any) during which such Release can be revoked expires, provided that if any Severance Payment constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 10(m) hereof), any such payment scheduled to occur during the first 60 days following the Termination Date shall not be paid until the 60th day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; (2) Severance Payments shall be reduced by the gross amount of any compensation paid to Executive pursuant to any disability insurance policy of the Company during the Severance Period; (3) Executive shall not be entitled to Severance Payments if, at the time that Executive’s employment is terminated, grounds existed for the termination of Executive’s employment for Cause; and (4) Executive shall not be entitled to any Severance Payments with respect to any portion of the Severance Period during which Executive is violating any of Executive’s obligations under the Proprietary Information, Invention Assignment, and Restrictive Covenant Agreement. “Release” means a written release, in form and substance reasonably satisfactory to the Company, whereby Executive waives and releases the Company and its affiliates and related parties from any and all claims that Executive may have against them (including claims in connection with Executive’s employment or the termination thereof), provided that the Release will not apply to the Company’s obligation, if any, to make Severance Payments (as defined herein), or obligations under any equity compensation agreement that is not terminated on the Termination Date.

(iv) Except as expressly provided in this Section 8(c) and benefits to the extent required under employee benefit plans or applicable law, Executive shall not be entitled to any compensation or benefits upon termination of employment.

9. Notices. Any notice provided for in this Agreement must be in writing and must be (a) personally delivered, (b) mailed by first class mail (postage prepaid and return receipt requested), or (c) sent by reputable overnight courier service (charges prepaid) to the recipient at the following address:

(1) if to Executive, addressed to Richard Hague, XXXXXXXXXXXXXX, e-mail: XXXXXXXXX; and

(2) if to Company, addressed to PolarityTE, Inc., 123 N Wright Brothers Drive, Attn: General Counsel, Salt Lake City, UT 84116; and/or

(3) to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.

Notices delivered by mail shall be deemed given three business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand shall be deemed given on the day of delivery. Notices delivered by reputable overnight courier service shall be deemed given two business days after being sent.

10. General Provisions.

(a) Applicable Law. This Agreement shall be governed by the internal laws of the state of Utah, without giving effect to any choice of laws rules that would require the application of the laws of any other jurisdiction.

(b) Severability. If any provision of this Agreement or portion thereof is determined by a court or other tribunal to be wholly or partially unenforceable in any jurisdiction, then (for purposes of such jurisdiction) such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect.

(c) Remedies. The remedies of each party hereunder shall be cumulative and concurrent, and may be pursued singularly, successively, or together, in such party’s discretion. If either party brings an action against the other party for breach of any term of this Agreement, the losing party in such action shall pay the reasonable attorneys’ fees and costs incurred in the action by the other party.

(d) Proprietary Information Agreement. Concurrently with the execution of this Agreement the Executive is executing and delivering to the Company the Proprietary Information, Invention Assignment, and Restrictive Covenant Agreement in the form attached hereto as Exhibit A.

(e) Complete Agreement; Amendments. This Agreement (and any other written agreement(s) of even date herewith between the parties concerning the subject matter hereof, including the Proprietary Information, Invention Assignment, and Restrictive Covenant Agreement): (i) contains the complete agreement of the parties regarding the subject matter hereof; and (ii) supersedes any prior agreements, representations or warranties between the parties regarding the subject matter hereof. Each exhibit hereto shall be deemed part of this Agreement. No amendment hereto shall be enforceable unless in writing and signed and delivered by the party against whom it is to be enforced.

(f) Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument. Execution and delivery of this Agreement by electronic exchange bearing the copies of a party’s signature shall constitute a valid and binding execution and delivery of this Agreement by such party. Such electronic copies shall constitute enforceable original documents and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, the other party hereto shall re-execute an original form thereof and deliver it to the requesting party. No party hereto shall raise the use of electronic mail attachment in “pdf” or similar format to deliver a signature, or the fact that any signature was transmitted or communicated as an attachment to an electronic mail message, as a defense to the formation of a contract and each party forever waives any such defense. An electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

(g) Successors; Assignment. This Agreement shall be for the benefit of and binding upon: (i) Executive’s heirs, legatees and personal representatives; and (ii) the Company’s successors and assigns. This Agreement is not assignable by Executive. The Company may assign this Agreement without the consent of Executive in connection with a sale of the Company (whether by sale of equity, sale of substantially all of its assets, change of control, merger or otherwise).

(h) Waivers. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No course of dealing will be deemed to amend, waive or discharge any part of this Agreement or any of the rights or obligations of any Person under this Agreement.

(i) Jurisdiction and Venue. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court within the State of Utah with respect to any cause or claim arising under or relating to this Agreement. Each party hereto irrevocably consents to the service of process by registered mail or personal service, irrevocably waives any objection based on forum non conveniens with respect to such a court, and irrevocably waives any objection to venue in such court. Nothing in this Section 10(i) shall affect any person’s right (i) to serve process in any other manner permitted by applicable law, or (ii) to enforce any judgment in any court or jurisdiction.

(j) Construction. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Unless this Agreement expressly provides otherwise, each definition herein applies (i) for purposes of this entire Agreement; and (ii) to both the singular and plural forms (and other grammatical variations) of the defined term. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including”, “includes”, “include” and words of like import shall be construed broadly as if followed by the words “without limitation”. The terms “herein”, “hereunder”, “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found. This Agreement shall be construed as if drafted jointly by all the parties, and no presumption, burden of proof or rule of construction shall be applied that favors or disfavors any party by virtue of the authorship of any provision of this Agreement.

(k) Other Obligations. Without implication that the contrary would otherwise be true, Executive’s obligations under the Proprietary Information, Invention Assignment, and Restrictive Covenant Agreement are in addition to, and not in limitation of, any obligations that Executive may have under applicable law (including any law regarding trade secrets, duty of loyalty, fiduciary duty, unfair competition, unjust enrichment, conversion, misappropriation or fraud).

(l) Notification to Subsequent Employers. Executive hereby authorizes the Company at its discretion to contact Executive’s prospective or subsequent employers and inform them of this Agreement or any other policy or agreement between Executive and the Company that may be in effect at the time that Executive’s employment with the Company ends.

(m) Section 409A Compliance.

(i) The intent of the parties to this Agreement is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, Executive’s right to receive any continued payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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Intending to be legally bound, the parties execute this Employment Agreement as of the date first written above.

EXECUTIVE

/s/ Richard Hague

POLARITYTE, INC.

/s/ Denver Lough
By:	Denver M. Lough, MD, PhD
Its:	Chairman & Chief Executive Officer

Exhibit A

PROPRIETARY INFORMATION, INVENTION ASSIGNMENT, AND
RESTRICTIVE COVENANT AGREEMENT

This PROPRIETARY INFORMATION, INVENTION ASSIGNMENT, AND RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made _____________, between PolarityTE, Inc., a Delaware corporation (“POLARITYTE” or the “Company”) and ______________________________ (“Employee”), a resident of the State of Utah (POLARITYTE and Employee hereinafter referred to individually as a “Party” and collectively as the “Parties”).

In consideration of Employee’s employment with POLARITYTE, any compensation now and hereinafter paid to Employee and Employee’s receipt of Trade Secret and/or Proprietary Information, Employee hereby declares and agrees as follows:

1. DEFINITIONS

a. For purposes of this Agreement, the term “Business Activities” means the activities of the business, as currently conducted by POLARITYTE, which include developing its own inventions, improvements, works of authorship and discoveries, including but not limited to tissue regeneration, products, methods, programs, systems, business affairs, artwork, text, copyrights, trade secrets, software, hardware, and databases, relating to technology in the field of tissue regeneration technology, and other activities relating to the foregoing.

b. For purpose of this Agreement, the terms “Group Company” and “Group Companies” mean (i) any parent or holding company of POLARITYTE; (ii) any subsidiary of POLARITYTE or of POLARITYTE’s parent or holding company; and (iii) any other company or other form of business entity identified in writing by POLARITYTE as being a Group Company.

c. For purposes of this Agreement, the term “Proprietary Information” means any and all information relating to the business of POLARITYTE (including, but not limited to, Confidential Information, patents, patent applications, copyrights, and trademarks) that has value to POLARITYTE and its Group Companies.

d. For purposes of this Agreement, the term “Confidential Information” means information and materials that are valuable and not generally known or readily ascertainable by POLARITYTE’s competitors, including POLARITYTE Trade Secrets. Confidential Information includes without limitation:

i. Any and all information concerning or relating to POLARITYTE, any of its Group Companies, or their current or proposed business, including financial statements, budgets and projections, customer-identifying information, potential and intended customers, vendors, and suppliers, personnel information, computer programs, specifications, manuals, software, analyses, strategies, marketing plans, business plans, and other confidential information;

ii. Any and all information and materials relating to POLARITYTE’s current, future, or proposed products, including but not limited to, research, formulas, production parameters, designs, devices, drawings, specifications, laboratory notebook entries, technical notes, graphs, computer printouts, technical memoranda; correspondence, product development agreements, and other agreements; and

iii. Any and all notes, analyses, compilations, studies, summaries, and other material, regardless of author, whether provided orally, in writing, or by any other media, that contain or are based on all or part of the information described in subsections 1(d)(i) and/or 1(d)(ii) above.

e. For purposes of this Agreement, the term Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by POLARITYTE, its Group Companies or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

f. For purposes of this Agreement, the term “POLARITYTE” shall include all subsidiaries and related, associated or affiliated companies of POLARITYTE as well as any successors in interest to POLARITYTE.

g. For purposes of this Agreement, the term “Proprietary Rights” shall mean all trade secret, patent, copyright, trademark, trade dress, mask work and other intellectual property rights in the United States and any and all other countries throughout the world.

h. For purposes of this Agreement, the term “Territory” means the United States of America, including all 50 states.

i. For purposes of this Agreement, the term “Trade Secret” means any and all information, including, without limitation, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, or other information similar to any of the foregoing, that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. OBLIGATION TO MAINTAIN CONFIDENTIALITY

a. Employee acknowledges and agrees not to use or disclose without prior written consent of an authorized representative of POLARITYTE (a) any Trade Secret of POLARITYTE, its Group Companies, and/or their customers, vendors, and suppliers for so long as such item or information constitutes a Trade Secret under applicable law; or (b) any Confidential Information of POLARITYTE, its Group Companies, and/or their customers, vendors, and suppliers for so long as such item or information constitutes Confidential Information.

b. At no time during any period that Employee is employed with POLARITYTE may Employee disclose, use, store on any of POLARITYTE’s or any Group Company’s systems, or bring onto POLARITYTE’s or any Group Company’s premises any trade secrets or confidential information belonging to any of Employee’s prior employers. EMPLOYEE further represents and warrants that he/she is not a party to any existing contract relating to the granting or assignment to others of any interest in POLARITYTE’s current or future Proprietary Information, Proprietary Rights, or Work Product.

3. COVENANT NOT-TO-COMPETE. Employee expressly agrees that during his/her employment with POLARITYTE and/or any Group Company and for a period of one (1) year following the date his/her employment with POLARITYTE and/or any Group Company terminates, he/she will not, directly or by assisting others, conduct Business Activities in the Territory or otherwise engage in, have an equity or profit interest in, loan money to or render services of an executive, management, marketing, sales, research and development, business development, strategic planning, administrative, financial, or consulting nature to or on behalf of any Person that engages, or plans to engage, in Business Activities in the Territory. Notwithstanding anything in this Agreement to the contrary, Employee may acquire up to five percent (5%) of any class of securities of any company engaged in Business Activities in the Territory where such securities are publicly-traded on a national securities exchange or in the over-the-counter market so long as Employee holds such securities as a passive investment and does not take an active part in the management or direction of such company and does not act as a consultant therefore or in any way render services thereto.

4. NON-SOLICITATION OF EMPLOYEES. Employee hereby covenants that, without the prior written consent of POLARITYTE, Employee will not during his/her employment or for 12 months after his/her last date of employment, directly or indirectly solicit or attempt to solicit for employment with Employee or any other individual, corporation, partnership, venture or other business entity, any employee of POLARITYTE or any Group Company who, on the last day of Employee’s employment with POLARITYTE or any Group Company or within 12 months prior to that date, is someone with whom Employee had material business-related contact (whether or not such person would commit a breach of contract).

5. USE OF NAME. Employee shall not at any time after the date his employment with POLARITYTE or any Group Company terminates employ or use any business or trade name which is identical to or similar to POLARITYTE’s or any Group Company’s business or trade name, in such a manner as is likely to be confused with any business or trade name used by POLARITYTE or any Group Company or which might suggest a connection with POLARITYTE or any Group Company. The Employee shall not after termination of his/her employment represent himself as being employed by or a representative of POLARITYTE or any Group Company.

6. OWNERSHIP OF WORK PRODUCT.

a. Employee agrees to promptly report and disclose to POLARITYTE all developments, discoveries, methods, processes, designs, inventions, ideas, improvements, or other work product conceived, developed, created, or reduced to practice by Employee, whether alone or acting with others, during Employee’s period of employment by POLARITYTE and/or any Group Company and for a period of 12 months following the end of that employment, that are:

i. conceived, developed, created, or reduced to practice by Employee, whether alone or acting with others, (a) within the scope of his/her employment; (b) on POLARITYTE’s and/or any Group Company’s time; or (c) with the aid, assistance, or use of any of POLARITYTE’s and/or any Group Company’s property, equipment, facilities, supplies, resources, and/or any or all of its intellectual property (meaning patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks, and service marks and any and all rights, applications, and registrations relating to them);

ii. the result of any work, services, or duties performed by an employee for POLARITYTE and/or any Group Company;

iii. related to the industry or trade of POLARITYTE and/or any Group Company; or

iv. related to the current or demonstrably anticipated business, research, or development of POLARITYTE and/or any Group Company.

(hereinafter collectively “Work Product”). Employee agrees that all Work Product shall be regarded as made and held by him/her in a fiduciary capacity and solely for the benefit of POLARITYTE and/or any Group Company, shall not be disclosed to others without POLARITYTE’s and/or any Group Company’s written consent, and shall be the sole and exclusive property of POLARITYTE and/or any Group Company. Employee hereby assigns to POLARITYTE his/her entire right, title and interest in and to any and all Work Product (including without limitation any Proprietary Rights thereto).

b. Notwithstanding the provisions of section 6(a) above, Employee understands that this Agreement does not apply to an invention which qualifies fully as a nonassignable invention under the Utah Employment Inventions Act, Utah Code §§ 34-39-1, et seq. (hereinafter the “EIA”).

c. Work Product, if any, patented or unpatented, which Employee made prior to the commencement of Employee’s employment with POLARITYTE and/or any Group Company is excluded from the scope of this Agreement. To preclude any possible uncertainty, Employee has set forth on Appendix “A” (Prior Work Product) attached hereto and incorporated herein by reference a complete list of all previous Work Product that Employee has, solely or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to the commencement of Employee’s employment with POLARITYTE and/or any Group Company, that Employee considers to be Employee’s property or the property of third parties and that Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Work Product”). If disclosure of any such Prior Work Product would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee is not to list such Prior Work Product in Appendix “A” but is only to disclose a cursory name for such Prior Work Product, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such Prior Work Product has not been made for that reason. A space is provided on Appendix “A” for such purpose. If no such disclosure is attached or if the disclosure is incomplete or blank, Employee represents that there is no such Prior Work Product. If, in the course of Employee’s employment with POLARITYTE and/or any Group Company, Employee incorporates Prior Work Product into a POLARITYTE and/or any Group Company product, process or machine, POLARITYTE and/or the relevant Group Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, and sell such Prior Work Product as part of or in connection POLARITYTE and/or Group Company property. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Work Product in any POLARITYTE and/or any Group Company Work Product without POLARITYTE’s prior written consent.

d. Employee agrees to perform, upon the reasonable request of POLARITYTE and/or any Group Company, during or after employment, such further acts as may be necessary or desirable to transfer, perfect and defend POLARITYTE’s and/or any Group Company’s ownership of the Work Product, including but not limited to: Employee agrees to assist POLARITYTE and/or any Group Company and their respective agents in preparing registration filings and/or patent applications, United States and foreign, covering the same; agrees to sign and deliver all said applications and assignments of the same to POLARITYTE and/or any Group Company, and agrees to provide all information and testimony, sign all papers and do all things which may be needed or requested by POLARITYTE and/or any Group Company so that they may obtain, extend, reissue, maintain and enforce United States and foreign registrations and/or patents covering said Work Product.

e. In the event POLARITYTE and/or any Group Company is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in this Section 6, then Employee hereby irrevocably designates and appoints POLARITYTE and its duly-authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act for and on Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by Employee. The designation and appointment of POLARITYTE and its duly-authorized officers and agents as Employee’s agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable. Employee hereby waives and quitclaims to POLARITYTE any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to POLARITYTE and/or any Group Company.

f. Employee will keep and maintain adequate and current written records of Work Product in the form of notes, electronic/ machine readable media, hard-copy or screen printouts, drawings, reports, studies, tests, or other documents relating thereto, which records shall be, remain the exclusive property of, and be available to, POLARITYTE at all times regardless of its location. All such records (electronic or written), associated documents or things in Employee’s custody or possession, regardless of location, shall be the exclusive property of POLARITYTE, shall not be copied, transmitted, or removed from POLARITYTE except as specifically authorized by POLARITYTE pursuant to the business of POLARITYTE, and shall be delivered to POLARITYTE, without retaining any copies in any form upon the termination of employment.

7. PUBLICITY. During the period of employment with POLARITYTE, Employee grants permission to POLARITYTE, to take and use visual/audio images of Employee made in connection with employment activities. Visual/audio images may be of any type of recording, including but not limited to photographs, digital images, drawings, renderings, voices, sounds, video recordings, audio clips as well as accompanying written descriptions. POLARITYTE will not materially alter the Employee’s appearance in the original images or recordings. Employee agrees that POLARITYTE owns the images and recordings as well as all moral rights and other rights related to them. The images recordings may be used at any time during or after employment by POLARITYTE in any manner or media without notifying Employee, in POLARITYTE-sponsored websites, publications, promotions, broadcasts, advertisements, posters and presentation slides. Employee expressly waives any right to inspect or approve the finished images or recordings as well as any printed or electronic matter that may be used with them, as well as any claim for compensation from use or publication thereof. Employee also releases POLARITYTE and any entity authorized by POLARITYTE during the term of employment and thereafter to publish, broadcast and/or distribute any product containing the images or recordings, from any claims, damages or liability to which Employee may be entitled under the law of any jurisdiction in connection with the taking or use of the images or recordings.

8. RETURN OF PROPERTY.

a.	Upon the request of POLARITYTE and, in any event, upon the termination of Employee’s employment with POLARITYTE, Employee shall deliver to POLARITYTE all memoranda, notes, records, manuals or other documents (including, but not limited to, written instruments, voice or data recordings, or computer tapes, disks or files of any nature), including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of Employee’s services for POLARITYTE, the business of POLARITYTE, or containing Trade Secrets or Proprietary Information regarding POLARITYTE’s business, whether made or compiled by Employee or furnished to Employee by virtue of Employee’s employment with POLARITYTE. Employee shall also deliver to POLARITYTE or its authorized representative such of the following as are in Employee’s possession or control:

●	all keys, access cards, security codes, and computer passes;

●	all computers, computer hardware, software, telephones, smartphones, telecommunications equipment, or other equipment belonging to the Group;

●	all credit cards and charge cards provided for Employee’s use by POLARITYTE;

●	any company car provided and all keys and documents relating to it; and

●	all other property of the POLARITYTE, any Group Company or their respective customers, vendors, and suppliers.

b.	Employee acknowledges and agrees that all documents, data, e-mails or other communications or information, whether residing on POLARITYTE’s or Group Company’s systems, servers, computers, files or otherwise, or which Employee created or received on behalf of POLARITYTE or any Group Company, are the property of POLARITYTE and/or any Group Company. Employee acknowledges and agrees that he/she has no expectation of privacy in POLARITYTE’s or any Group Company’s systems, servers, computers, files, or otherwise.

9. INJUNCTIVE RELIEF.

a. Because Employee’s services are personal and unique and because Employee will have access to and become acquainted with the Proprietary Information, Trade Secrets, and/or Work Product of POLARITYTE and/or its Group Companies. Employee acknowledges and agrees that his/her obligations under this Agreement are reasonable and necessary to protect the legitimate business interests of POLARITYTE, its Group Companies, and/or their customers, vendors, and suppliers. Employee understands and agrees that in the event of a breach or threatened breach of any of the covenants and promises in this Agreement, the harm that POLARITYTE and/or its Group Companies will suffer will necessarily result in irreparable and immediate damage to their business interests for which there is no adequate remedy at law. Accordingly, Employee agrees that POLARITYTE and/or its Group Companies should be awarded temporary, preliminary, and permanent injunctive, equitable and other legal relief they deem appropriate, without necessity of a bond, to enjoin Employee from engaging in acts or omissions in breach of this Agreement. This right shall be in addition to any other remedy available to POLARITYTE and/or its Group Companies at law or equity. Employee agrees that in the event POLARITYTE and/or its Group Companies is awarded any injunctive, equitable and/or other equitable relief, Employee shall be responsible for paying POLARITYTE’s and/or its Group Companies’ attorney’s fees and costs associated with any action taken by POLARITYTE and/or its Group Companies to enforce their rights and/or Employee’s obligations under this Agreement.

b. Employee acknowledges and agrees that for twelve (12) months from the date his/her employment with POLARITYTE and/or any Group Company ends, Employee will inform any new employer of Employee’s obligations under this Agreement.

c. The Parties acknowledge and agree that the covenants contained in this Agreement have been negotiated in good faith by the Parties, and are reasonable and are not more restrictive or broader than necessary to protect the interests of POLARITYTE and its business, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein.

10. PROTECTED RIGHTS; LIMITED TRADE SECRET IMMUNITY.

a. Notwithstanding any other provision of this Agreement, nothing contained in this agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Employee from providing truthful information in response to a lawfully-issued subpoena or court order. Further, this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to POLARITYTE.

b. Employee is hereby notified that under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

11. NO CONFLICTING AGREEMENTS; NON-DISCLOSURE OF THIRD PARTY CONFIDENTIAL OR PROPRIETARY INFORMATION. EMPLOYEE represents and warrants that he/she is not party to any other agreement that conflicts, constitute a breach of, or otherwise violate the terms of this Agreement, including but not limited to any employment, consulting, noncompete, or confidentiality agreement(s) with any third party that contain restrictive covenants or otherwise precludes EMPLOYEE from entering into this Agreement. EMPLOYEE will not disclose or use during the period of employment with POLARITYTE, any Confidential Information or Proprietary Information as defined by law or by agreement with a previous employer which EMPLOYEE acquired because of employment with an employer other than POLARITYTE, whether such information is in machine readable media (optical, magnetic, etc) or embodied in a writing or other physical form.

12. MISCELLANEOUS PROVISIONS.

a. Headings. The headings in this Agreement are for convenience only and shall not affect its interpretation or construction.

b. Statutory References. A reference to any statutory or legislative provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time.

c. Rights Not Diminished. The covenants in this Agreement are in addition to, and in no way limit or modify, Employee’s ongoing obligations under applicable law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting POLARITYTE’s right under applicable law to protect its trade secrets, confidential information, and intellectual property.

d. Survival. This Agreement is binding upon Employee’s heirs, executors, administrators and other legal representatives and is for the benefit of POLARITYTE, the Group Companies, and their successors, and its assigns. The provisions of this Agreement shall survive the termination of Employee’s employment. The provisions of this Agreement shall also survive the assignment of this Agreement by POLARITYTE and/or any Group Company to any successor in interest or other assignee, which is expressly permitted.

e. Non-Disparagement. Employee agrees and covenants that following Employee’s employment, Employee will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Employer or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors, and other associated third parties. This Section does not, in any way, restrict or impede the Employee from exercising his/her rights under Section 7 of the National Labor Relations Act to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer within 3 days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Employer to contest the order or seek confidentiality protections, as determined in the Employer’s sole discretion.

f. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of receipt, if delivered personally, (b) on the date of receipt, if delivered by facsimile or e-mail during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day, on the first Business Day thereafter, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder to Employee shall be delivered to the Employee’s last known address, or pursuant to such other instructions as may be designated in writing by Employee. All notices hereunder to POLARITYTE shall be delivered to the address set forth below, or pursuant to such other instructions as may be designated in writing by POLARITYTE:

PolarityTE, Inc.

Attn: Human Resources

123 Wright Brothers Drive

Salt Lake City, Utah 84116

g. Entire Agreement. Except for any other confidentiality or nondisclosure agreement between Employee and POLARITYTE and any employment agreement, if any, which shall remain in full force and effect, this Agreement is the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior discussions between the Parties. Any amendment to or modification of this Agreement must be recorded in writing and signed by the Parties to be effective. Any subsequent change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement. The provisions of this Agreement may not be explained, supplemented, or qualified by evidence of trade usage or a prior course of dealings. Neither Party was induced to enter this Agreement by, and neither Party is relying on, any statement, representation, warranty, or agreement of the other Party except those set forth expressly in this Agreement. Except as set forth expressly in this Agreement, there are no conditions precedent to this Agreement’s effectiveness.

h. Severability. If a court of competent jurisdiction adjudicates any covenant or obligation under this Agreement void or unenforceable, then the Parties intend that the court modify such provision only to the extent necessary to render the covenant or obligation enforceable as modified or, if the covenant or obligation cannot be so modified, the Parties intend that the court sever such covenant or obligation, and that the remainder of this Agreement, and all remaining covenants, obligations and provisions as so modified, shall remain valid, enforceable, and in full force and effect.

i. Choice of Law and Forum. This Agreement shall be construed and interpreted in accordance with the laws of the State of Utah, excepting choice of law provisions, and any legal proceeding based on a dispute(s) arising hereunder will be maintained exclusively in federal or state courts with jurisdiction over Salt Lake County in the State of Utah.

j. No Waiver. No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement will be effective unless it is in writing and signed by the Party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, and no waiver will constitute a continuing waiver, unless the writing so specifies.

k. Necessary Acts; Further Assurances. Each Party shall use all reasonable efforts to take, or cause to be taken, all actions necessary or desirable to carry out the intent and purpose of this Agreement.

l. Counterparts. The Parties may execute this Agreement in any number of counterparts, each of which is an original but all of which constitute one and the same instrument. This Agreement, agreements ancillary to this Agreement, and related documents entered into in connection with this Agreement are signed when a Party’s signature is delivered by facsimile, email, scan, PDF, or other electronic medium. A facsimile, scanned, or other signature delivered via electronic medium shall be deemed in all respects as having the same force and effect as an original signature.

By signing below, Employee acknowledges and agrees that he/she has read this Agreement carefully and understands its terms. This Agreement provides for title to POLARITYTE of certain intellectual property Employee might make as a result of his/her employment. Employee may wish to consult legal counsel of his/her choice to advise him/her of his/her rights and obligations.

DATE	EMPLOYEE

DATE	PolarityTE, Inc., a Delaware corporation
Name:
Title:

APPENDIX “A”

Prior Work Product

1. Except as listed in Section 2 below, the following is a complete list of all Work Product that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company:

Check appropriate lines below

_____	No Work Product.

_____	See description of Work Product below:

_____	See additional sheets attached with description of Work Product below.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to Work Product generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Work Product	Party(ies)	Relationship
1.

2.

3.

[ ]	Check box if additional sheets attached.